EXHIBIT 23.1


                               Scott & Guilfoyle
                          Certified Public Accountants
                           5 Dakota Drive - Suite 206
                          Lake Success, New York 11042

Paul J. Scott. C.P.A.                                        (516) 775-9600
Richard T. Guilfoyle. C.P.A.                             Fax (516) 328-6638



As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Safe Technologies International, Inc. on Form S-8 relating to the Safe Technologies International, Inc. 1998 Stock Incentive Plan use of our report dated February 9, 1998 appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Safe Technologies International, Inc. for the year ended November 30, 1997 to all references to our Firm included in this Registration Statement.

/s/ SCOTT & GUILFOYLE

SCOTT & GUILFOYLE

Lake Success, New York
August 28, 1998